Exhibit 99.(k)

OPINION AND CONSENT OF COUNSEL

April 29, 2025

PHL Variable Insurance Company (the “Company”)

PHL Variable Accumulation Account (the “Separate Account”)

File Nos. 033-87376 and 811-08914

P.O. Box 22012

Albany, New York 12201-2012

Dear Sir/Madam:

As counsel to the Connecticut Insurance Department acting as Rehabilitator to the Company, we are rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above-referenced Registration Statement under the Securities Act of 1933 for registration of interests in the Separate Account funding the Company’s variable deferred annuity contracts (the “Contracts”).

In the course of preparing this opinion, we have reviewed (i) the opinion dated April 29, 2024 issued to the Company in connection with the filing of the Registration Statement of the Separate Account; and (ii) a certification of a duly authorized representative of the Company regarding certain factual matters relating to the Company, the Separate Account and the Contracts, and (iii) such matters of law deemed relevant.

On the basis of such review, it is our opinion that the commencement of rehabilitation proceedings as to the Company has not affected the status of the securities offered under the Contracts which are the subject of the Registration Statement, as legally issued, binding obligations of the Company. Rehabilitation proceedings are equitable in nature and in the nature of bankruptcy proceedings and as such, orders of the court in such proceedings may affect the timely and complete payment of such obligations of the Company.

We note that, because of exemptive and exclusionary provisions, interests in the Company’s General Account are not securities registered under the Securities Act of 1933 or the Investment Company Act of 1940, as amended, and this opinion does not relate to any interest in the Company’s General Account.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP